EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust

Rye, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-249900, 333-203236, 333-126712, 333-114785, 333-31630) and Form S-8 (Nos. 333-256025, 333-249898) of Acadia Realty Trust of our report dated March 1, 2023, relating to the combined financial statements of 840 North Michigan Avenue, Tenant-in-Common Interests, which appears in this Form 10-K.

/s/ BDO USA, LLP

New York, New York

March 1, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

R-221 (11/20)